Jones, Jensen & Company, LLC [letterhead]


September 21, 1999


Leonard Burningham
455 East 5th South, Suite 205
Salt Lake City, Utah 84111

RE:  Alphatrade.com comment letter

Dear Leonard:

I have enclosed a disk with the amended audit at January 15, 1999 as well as corrected 10Q-SB's for the quarters ended March 31, 1999 and June 30, 1999. The amendment to the filing needs to include the new sets of financial statements.

With respect to the comment letter, we have the following responses.

Independent Auditors Report
---------------------------

The previous audit report should not have been included, all of the periods were audited by Jones, Jensen & Company. The audit report does cover the cumulative column from the date of inception. Please see revised financial statements.

Statement of Operations
-----------------------

Discussion needs to be revised by the Company.

Statements of Cash Flows
------------------------

The changes in the related party accounts payable have been moved from the financing section of the cash flow statement to the operating section of the cash flow statement. In this regard the accounts payable - related party increased by $17,271 from December 31, 1998 to January 15, 1999, increased by $126,913 from December 31, 1998 to March 31, 1999 and decreased by $67,648 from March 31, 1999 to June 30, 1999.

The statement of cash flows from the audited financial statements at January 15, 1999 has been changed to common stock issued for services of $50,000 and $50,000 of cash received in the financing section.